EXHIBIT 23.1	CONSENT OF STOECKLEIN LAW GROUP

STOECKLEIN LAW GROUP, A PROFESSIONAL CORPORATION

PRACTICE LIMITED TO FEDERAL SECURITIES

EMERALD PLAZA
402 WEST BROADWAY	4695 MACARTHUR COURT
SUITE 400	ELEVENTH FLOOR
SAN DIEGO, CALIFORNIA 92101	NEWPORT BEACH, CALIFORNIA 92660
TELEPHONE: (619) 595-4882	TELEPHONE: (949) 798-5541
FACSIMILE: (619) 595-4883	FACSIMILE: (949) 258-5112
EMAIL: djs@slgseclaw.com
WEB: www.slgseclaw.com

July 20, 2007

Board of Directors

Integrated Environmental Technologies, Ltd.

4235 Commerce Street

Little River, South Carolina 29566

Re: Form S-8 Registration Statement; Opinion of Counsel

Dear Members of the Board:

We consent to the use of our opinion as an exhibit to the Form S-8 Registration Statement and to the reference to this firm in any prospectus which is incorporated by reference into and made a part of the Registration Statement.

Very truly yours,

/s/ Donald J. Stoecklein
Donald J. Stoecklein
For the firm
Stoecklein Law Group